Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES FIRST-QUARTER

2004 FINANCIAL RESULTS

BOSTON, Mass., May 6, 2004 – NMT Medical, Inc. (NASDAQ: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke, today announced financial results for the first quarter ended March 31, 2004.

First-Quarter Results

Total revenues for the three months ended March 31, 2004 increased to $5.6 million compared with $5.0 million for the quarter ended March 31, 2003. First-quarter 2004 revenues included approximately $860,000 of net royalties, compared with approximately $110,000 for the comparable period of 2003. This increase was primarily attributable to net royalties earned during the first quarter of 2004 from C. R. Bard, Inc. (“Bard”), which commenced in early 2003 pursuant to the terms of the agreements related to the Company’s November 2001 sale of the vena cava filter product line to Bard. CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first quarter of 2004 were approximately $4.7 million compared with approximately $4.9 million for the first quarter of 2003. North American implant sales in the first quarter of 2004 of approximately $3.8 million represented a 6.4% decrease compared to approximately $4.1 million in the first quarter of 2003. European implant sales of approximately $860,000 increased 6.3% compared to $809,000 for the first quarter of 2003. Net loss for the first quarter of 2004 was $227,000, or $0.02 per share. This compares with net income of $494,000, or $0.04 per share on a diluted basis, for the comparable period in 2003.

Comments on the First Quarter

“Although year over year sales of CardioSEAL® and STARFlex® were lower than anticipated, first-quarter revenues increased due to higher net royalties associated with vena cava filters,” stated President and Chief Executive Officer John E. Ahern. “We are pleased that this new filter technology, previously developed by NMT, has achieved initial commercial success. This success is providing support for initiatives that we believe will help establish our leadership position in the emerging PFO closure marketplace.”

Ahern added, “In North America, we continue to operate within the Humanitarian Device Exemption (“HDE”) guidelines of the U.S. Food and Drug Administration (“FDA”) while we conduct a landmark clinical trial in order to seek FDA premarket approval (“PMA”), which would broaden our implant technology opportunity. In Europe, where we have a CE mark approval for both our CardioSEAL® and STARFlex® implant technologies, we continue to invest in direct sales and marketing initiatives as well as studies designed to support the clinical benefit of PFO closure in some at risk patients.”

“During the first quarter, we continued development of NMT’s fifth-generation septal repair implant technology – BioSTAR™,” said Ahern. “This device is made almost entirely of resorbable bioengineered collagen, which is designed to enable faster healing and sealing the PFO with improved biocompatibility. Pre-clinical studies have been encouraging, and we currently plan to initiate human clinical trials later in 2004.”

“We also completed several initiatives during the quarter to support enrollment in our CLOSURE I clinical trial,” Ahern said. “We are beginning to see incremental benefits from our collaboration with the National Stroke Association and our partnerships with the American Stroke Association and INOVA Health System in ‘Operation Stroke’. As a result, the rate of patient enrollment improved in the first quarter. We continue to expect the enrollment phase of the trial to be completed in mid-2005.”

“In addition to stroke, medical literature has suggested that PFO may play a role in other brain attacks in some patients. One of the more intriguing PFO connections we currently plan to study is migraine headaches, which affect an estimated 28 million people in the United States alone. Should a connection between PFO and migraines be established, this could be an important opportunity for NMT. As a leader in PFO closure, we have brought together some of the world’s foremost migraine experts and currently plan to commence a study in Europe during the fourth quarter of 2004 to examine this potential connection,” said Ahern.

Vice President and Chief Financial Officer Richard E. Davis said, “During the quarter, we maintained financial discipline, even as we increased our investments in CLOSURE I and our next-generation implant materials and technologies. As a result, we ended the quarter with more than $36 million in cash, cash equivalents and marketable securities.”

Business Outlook

Ahern said, “For the remainder of 2004, our primary focus will be advancement of our CLOSURE I enrollment. In addition, we will continue to invest in new PFO closure technologies and clinical trials.”

Davis concluded, “We continue to expect CardioSEAL® and STARFlex® revenue growth in 2004, primarily in Europe. While CLOSURE I costs will accelerate in 2004, we will carefully manage our other expenses to maintain a strong cash position. As a result, we expect to end the year with more than $29 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at 10:30 a.m. ET this morning to review the Company’s financial results and to provide updates on CLOSURE I and the outlook for 2004. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log onto the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (913) 981-5558 or (800) 478-6251 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available through midnight ET on May 12, 2004, and may be accessed by dialing (719) 457-0820 or (888) 203-1112 (Passcode: 488711) or by visiting the Company’s website.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke through minimally invasive, catheter-based procedures. The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements — including statements regarding the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for our technology or products, the timing, cost and outcome of CLOSURE I, expected patient enrollment levels and the timing thereof, regulatory approvals for the Company’s products, and maintenance of the Company’s cash position — involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At March 31, 2004	At December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$27,115,410	$28,724,767
Marketable securities	9,190,838	8,000,000
Accounts receivable, net of reserves of $385,000 in 2004 and 2003	2,152,681	2,546,846
Inventories	2,181,222	1,931,941
Prepaid expenses and other current assets	2,603,639	2,078,531

Total current assets	43,243,790	43,282,085

Property and equipment, at cost:
Laboratory and computer equipment	2,161,603	2,100,975
Leasehold improvements	1,136,859	1,136,859
Equipment under capital lease	1,188,902	1,188,902
Office furniture and equipment	483,394	483,395

	4,970,758	4,910,131
Less - Accumulated depreciation and amortization	4,206,611	4,128,323

	764,147	781,808

Other assets	51,233	58,557

	$44,059,170	$44,122,450

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,833,528	$1,275,781
Accrued expenses	3,376,675	4,110,525
Discontinued operations liabilities	500,000	500,000

Total current liabilities	5,710,203	5,886,306

Stockholders’ equity:
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value Authorized—30,000,000 shares Issued — 12,040,399 shares in 2004 and 11,914,787 shares in 2003	12,040	11,915
Additional paid-in capital	45,737,806	45,395,546
Less: Treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Unrealized loss on marketable securities	(2,647)	—
Accumulated deficit	(7,278,632)	(7,051,717)

Total stockholders’ equity	38,348,967	38,236,144

	$44,059,170	$44,122,450

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
Product sales	$4,781,025	$4,914,837
Net royalty income	861,125	107,150

Total revenues	5,642,150	5,021,987

Costs and Expenses:
Cost of product sales	1,129,409	1,149,254
Research and development	2,024,591	1,176,473
General and administrative	1,296,324	1,279,113
Selling and marketing	1,543,771	1,151,737

Total costs and expenses	5,994,095	4,756,577

(Loss) income from operations	(351,945)	265,410

Other Income (Expense):
Interest income, net	133,995	220,250
Foreign currency transaction (loss) gain	(8,965)	8,815

Total other income, net	125,030	229,065

Net (loss) income	$(226,915)	$494,475

Net (loss) income per common share:
Basic	$(0.02)	$0.04

Diluted	$(0.02)	$0.04

Weighted average common shares outstanding:
Basic	11,917,708	11,760,834

Diluted	11,917,708	12,021,737